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                                                                 EXHIBIT 99.1





[CLARK LOGO]                                          CLARK
                                                      EQUIPMENT
                                                      COMPANY
                                                      100 North Michigan St.
                                                      P.O. Box 7008
                                                      South Bend, Indiana 46634

                                  NEWS RELEASE


Contact:                                            Release Date:
         Joe Fimbianti                                            IMMEDIATE
         219/239-0176


               CLARK EQUIPMENT AGREES TO PURCHASE CLUB CAR, INC.


SOUTH BEND, INDIANA, February 3, 1995 -- Clark Equipment Company (NYSE: CKL) and Club Car, Inc. (NASDAQ: CLBC) of Augusta, Georgia, today jointly announced that they had signed a merger agreement providing for Clark to acquire all of the outstanding shares of Club Car for a cash price of $25.00 per share, or a purchase price of approximately $237 million.


Club Car is currently one of the largest manufacturers of golf cars and light utility vehicles in the world. The company maintains a worldwide distribution network of more than 300 distributors, dealers, direct sales offices and branches. Club Car has enjoyed substantial sales growth in recent years due to the increased popularity of golf, its ability to produce high quality innovative vehicles, and its expansion into overseas markets. Club Car's sales in fiscal 1994 were $186 million, and it has approximately 775 employees.


In announcing the agreement, Leo J. McKernan, Clark chairman, president and chief executive officer, said, "Club Car is a strong, successful company with a new-golf-car market share of approximately 35 percent in North America. Its combination of high quality products and technological market leadership has driven sales growth at a compound annual rate of nearly 18 percent for the past 15 years."


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George Inman, Club Car's chief executive officer, said, "We believe that Clark and Club Car are an excellent fit. We expect to benefit from Clark's considerable expertise in manufacturing, distribution and overseas marketing."


Under the terms of the merger agreement, a subsidiary of Clark will promptly commence a cash tender offer for all outstanding common shares of Club Car at a price of $25.00 per share, net in cash. Shares not purchased in the tender offer will be acquired in a subsequent merger at $25.00 per share as soon as practicable after the completion of the tender offer. Clark also entered into an agreement with holders of approximately 28 percent of Club Car's common stock, including certain investment funds which are affiliates of Kelso & Company, Inc., who have agreed to tender their shares to Clark.


In closing, Mr. McKernan said, "Club Car meets our stringent strategic acquisition criteria. While we do not expect the acquisition to have a material effect on Clark's 1995 earnings, we believe it will improve our 1996 results and add significant shareholder value in the years to come."


Clark Equipment Company's core businesses design, manufacture and sell skid-steer loaders, highway paving and construction equipment, and axles and transmissions for off-highway equipment.




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